UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

December 15, 2006

METASOLV, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-28129	75-2912166
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5556 Tennyson Parkway Dallas, Texas	75024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 403-8300

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

The disclosure set forth in item 5.01 is hereby incorporated by reference.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Pursuant to the Merger Agreement, all of the outstanding shares of MetaSolv, Inc. (the “Company”) have been delisted from the NASDAQ Global Market (“NASDAQ”) and ceased trading as of December 15, 2006.

Item 3.03. Material Modification in Rights of Security Holders

Pursuant to the Merger Agreement, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger was canceled and automatically converted into the right to receive $4.10 in cash, without interest.

Item 5.01. Changes in Control of Registrant

On October 23, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Oracle Systems Corporation, a Delaware corporation (“Parent”), and Marine Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

On December 15, 2006, pursuant to the Merger Agreement, Parent consummated the acquisition of the Company through the merger of Merger Sub with and into the Company, with Merger Sub’s separate corporate existence ceasing and the Company continuing as the surviving corporation in the merger and as a direct wholly-owned subsidiary of Parent (the “Merger”). As a result of the Merger, all of the Company’s issued and outstanding capital stock is now owned by Parent. Former stockholders of the Company are entitled to receive $4.10 in cash, without interest, in exchange for each share of Company common stock they own.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METASOLV, INC.

By:	/s/ T. Curtis Holmes, Jr.
T. Curtis Holmes, Jr.
President and Chief Executive Officer

Date: December 15, 2006